Exhibit 4.1
AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT
By and Among
GNC ACQUISITION HOLDINGS INC.
ARES CORPORATE OPPORTUNITIES FUND II, L.P.,
ONTARIO TEACHERS’ PENSION PLAN BOARD
AND
THE OTHER STOCKHOLDERS PARTY THERETO

Dated as of February 12, 2008

TABLE OF CONTENTS

Page
ARTICLE I. DEFINITIONS; RULES OF CONSTRUCTION	- 1 -

SECTION 1.01. Definitions	- 1 -
SECTION 1.02. Rules of Construction	- 7 -

ARTICLE II. REPRESENTATIONS AND WARRANTIES	- 8 -

ARTICLE III. SHARE TRANSFERS	- 8 -

SECTION 3.01. Restrictions on Transfer	- 8 -
SECTION 3.02. Restrictive Legend	- 8 -
SECTION 3.03. Securities Laws	- 9 -
SECTION 3.04. Improper Transfer	- 9 -

ARTICLE IV. RIGHTS OF CERTAIN STOCKHOLDERS	- 9 -

SECTION 4.01. Rights of First Offer	- 9 -
SECTION 4.02. Tag-Along Rights	- 11 -
SECTION 4.03. Drag-Along Rights	- 12 -
SECTION 4.04. Information; Confidentiality	- 14 -
SECTION 4.05. Preemptive Notice	- 15 -
SECTION 4.06. Board of Directors and Board Veto Rights	- 16 -
SECTION 4.07. Stockholder Veto Rights	- 19 -

ARTICLE V. REGISTRATION RIGHTS	- 20 -

SECTION 5.01. Company Registration	- 20 -
SECTION 5.02. Demand Registration Rights	- 21 -
SECTION 5.03. Registration Procedures	- 23 -
SECTION 5.04. Registration Expenses	- 26 -
SECTION 5.05. Indemnification	- 26 -
SECTION 5.06. Holdback Agreements	- 28 -
SECTION 5.07. Participation in Registrations	- 29 -
SECTION 5.08. Co-Investors	- 29 -
SECTION 5.09. Rule 144	- 29 -

ARTICLE VI. MISCELLANEOUS	- 30 -

SECTION 6.01. Notices	- 30 -
SECTION 6.02. Binding Effect; Benefits	- 31 -
SECTION 6.03. Amendment	- 31 -
SECTION 6.04. Assignability	- 31 -
SECTION 6.05. Governing Law; Submission to Jurisdiction	- 32 -
SECTION 6.06. Enforcement	- 32 -
SECTION 6.07. Severability	- 32 -
SECTION 6.08. Additional Securities Subject to Agreement	- 32 -
SECTION 6.09. Section and Other Headings	- 32 -
SECTION 6.10. Counterparts	- 32 -
SECTION 6.11. Termination of Certain Provisions	- 32 -
SECTION 6.12. Waiver of Jury Trial	- 32 -
SECTION 6.13. Co-Investors	- 32 -

i

Page
SECTION 6.14. Capitalization	- 33 -
SECTION 6.15. Entire Agreement	- 33 -

EXHIBIT INDEX

Exhibit A Form of Joinder Agreement
Exhibit B Form of Consent of Spouse
Exhibit C Form of Co-Investor Joinder Agreement

ii

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
          THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of February 12, 2008, by and among GNC Acquisition Holdings Inc., a Delaware corporation (the “Company”), Ares Corporate Opportunities Fund II, L.P., Ontario Teachers’ Pension Plan Board and the stockholders listed on Schedule A hereto (such parties and each Person listed on Schedule A hereto and executing a Joinder Agreement, individually, a “Stockholder” and, collectively, the “Stockholders”).
          WHEREAS, the parties hereto entered into the Stockholders Agreement, dated as of March 16, 2007 (the “Original Agreement”) to provide for certain rights and restrictions with respect to the Stock (as defined below).
          WHEREAS, in connection with the execution of the Original Agreement, Ares (as defined below) entered into a Co-Investors Agreement, dated as of March 16, 2007, with the Co-Investors (as defined below) pursuant to which the Co-Investors agree to be bound by the provisions of this Agreement binding on Stockholders pursuant to the terms set forth therein.
          NOW, THEREFORE, the parties mutually agree as follows:
ARTICLE I.
DEFINITIONS; RULES OF CONSTRUCTION
          SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:
          “Additional Stock” has the meaning set forth in Section 4.05(a).
          “Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Company’s Capital Stock.
          “Approved Annual Budget” has the meaning set forth in Section 4.06(b)(x).
          “Ares” means Ares Corporate Opportunities Fund II, L.P., a Delaware limited partnership.
          “Ares Directors” has the meaning set forth in Section 4.06(a)(ii)(A).
          “Ares Investors” means Ares, the Co-Investors and their respective Related Persons and their respective Permitted Transferees, provided that in no event shall Teachers constitute an Ares Investor for any purpose.
          “Board” means the Board of Directors of the Company.

          “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.
          “Bylaws” means the Bylaws of the Company, as amended or amended and restated from time to time.
          “Capital Stock” means, with respect to any Person any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.
          “CEO Director” has the meaning set forth in Section 4.06(a)(ii)(C).
          “Centers” means General Nutrition Centers, Inc., a Delaware corporation and wholly owned indirect subsidiary of the Company.
          “Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended or amended and restated from time to time.
          “Co-Investors” means the co-investors from time to time party to the Co-Investors Agreement.
          “Co-Investors Agreement” means the Co-Investors Agreement dated as of March 16, 2007, among Ares and such co-investors, as such agreement may be amended in accordance with the terms thereof.
          “Commission” means the Securities and Exchange Commission.
          “Common Stock” means the Class A Common Stock and Class B Common Stock, each of par value $0.001 per share, of the Company.
          “Conditions” means any required material third-party or governmental approvals, compliance with applicable laws and the absence of any injunction or similar legal order preventing such transaction.
          “Delay Notice” has the meaning set forth in Section 5.02(a).
          “Demand Holder” has the meaning set forth in Section 5.02(a).
          “Demand Registration” has the meaning set forth in Section 5.02(a).
          “Drag-Along Sale” has the meaning set forth in Section 4.03(a).
          “Effectiveness Period” has the meaning set forth in Section 5.02(a).
     “Eligible Offering” means an offer by the Company after the date of the Original Agreement to Transfer or issue to any Person or Persons (including any of the Stockholders) any Capital Stock (or debt convertible into Capital Stock) of the Company, other than:
     (i) an underwritten public offering registered under the 1933 Act or pursuant to a Rule 144A offering under the 1933 Act;

     (ii) any offer subsequent to an Initial Public Offering;
     (iii) pursuant to any stock option, warrant, stock purchase plan or agreement or other benefit plans approved by the Board to employees, officers, independent directors, consultants or advisors to the Company or its subsidiaries;
     (iv) as consideration to any third party in connection with (x) the bona fide acquisition of the assets or securities of or (y) the receipt of services from, any Person in any transaction approved by the Board;
     (v) as an inducement to a third party investor (in its capacity as a lender) in connection with any bona fide debt financing, subject to terms and conditions approved by the Board; and
     (vi) any offering with respect to which both Ares and Teachers notify the Company that they will not exercise their preemptive right pursuant to Section 4.05(a).
          “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
          “Fair Market Value” of any asset or security of the Company means the fair market value of such asset or security as determined in the good faith judgment of the Board, which shall include a majority of the independent directors on the Board.
          “GAAP” means generally accepted accounting principles, consistently applied, in the United States.
          “Indentures” means (i) the Indenture, dated as of March 16, 2007, entered into by Centers and certain of its subsidiaries, governing Centers’ senior floating rate toggle notes due 2014, as the same may be amended, modified, waived, refinanced or replaced from time to time with other indebtedness (whether under a new indenture, note or otherwise); and (ii) the Indenture, dated as of March 16, 2007, entered into by Centers and certain of its subsidiaries, governing Centers’ senior subordinated notes due 2015, as the same may be amended, modified, waived, refinanced or replaced from time to time with other indebtedness (whether under a new indenture, note or otherwise).
          “Initial Public Offering” means a bona fide underwritten initial public offering of common stock of the Company pursuant to an effective registration statement filed under the 1933 Act (excluding registration statements filed on Form S-8, any similar successor form or another form used for a purpose similar to the intended use for such forms).
          “Joinder Agreement” means a joinder agreement, a form of which is attached hereto as Exhibit A.
          “Lock-up Period” has the meaning set forth in Section 5.06(a).
          “Material Subsidiary” means each “Significant Subsidiary” of the Company, as defined in Rule 1-02 of Regulation S-X promulgated under the 1933 Act.

          “Minority Stockholders” has the meaning set forth in Section 6.03.
          “1933 Act” means the Securities Act of 1933.
          “1934 Act” means the Securities Exchange Act of 1934.
          “Offerees” has the meaning set forth in Section 4.01(a).
          “Offer Notice” has the meaning set forth in Section 4.01(a).
          “Offeror” has the meaning set forth in Section 4.01(a).
          “Permitted Transferee” means:
     (i) with respect to any Stockholder who is a natural person, (a) such Stockholder’s spouse, parents, grandparents and descendents, including adopted relationships and the spouses of all such persons (the foregoing persons being a “Family Group”) and (b) any trust which is for the primary benefit of such Stockholder or such Stockholder’s Family Group (a “Trust”) or a charitable organization that is controlled by such Stockholder;
     (ii) with respect to any Stockholder that is a Trust, the Trust’s beneficiaries, the members of the Trust’s beneficiaries’ respective Family Groups, and any corporation, partnership, limited liability company or other entity in which the beneficial owners of all the equity interests are members of such Trust’s beneficiaries’ respective Family Groups and the Trust;
     (iii) with respect to any Stockholder that is a fund, to (y) any investment manager, investment advisor or general partner of such Stockholder or (z) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is (A) such Stockholder or (B) such Stockholder’s investment manager, investment advisor or general partner; and
     (iv) with respect to any Stockholder that is a limited liability company and to which clause (iii) above is not applicable, any Member or Affiliate of such Stockholder so long as such transferee remains a Member or Affiliate of such Stockholder following the transfer;
provided, that in any of such cases, such Permitted Transferee (i) is an accredited investor within the meaning of Regulation D under the 1933 Act and (ii) prior to the transfer, executes a Joinder Agreement.
          “Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.
          “Piggyback Holder” has the meaning set forth in Section 5.01(a).
          “Piggyback Registration” has the meaning set forth in Section 5.01(a).
          “Preemptive Notice” has the meaning set forth in Section 4.05(a).
          “Preferred Stock” means the Series A Cumulative Preferred Stock, par value $0.001 per share, of the Company.

          “Pro Rata Portion” means (i) with respect to any Tag-Along Stockholder, such portion of their Common Stock or Preferred Stock, as the case may be, which represents the same percentage of the total number of shares of their Common Stock or Preferred Stock, as the case may be, held by them as the total number of shares of Common Stock or Preferred Stock proposed to be sold by the Stockholder Transferor represents to the total number of shares of Common Stock or Preferred Stock held by the Stockholder Transferor and (ii) in any other case, with respect to any Common Stock or Preferred Stock, as the case may be, owned by a Stockholder at any date of determination, a fraction, the numerator of which is the number of shares of Common Stock or Preferred Stock, as the case may be, owned by such Stockholder and the denominator of which is the number of shares of Common Stock or Preferred Stock, as the case may be, owned by all Stockholders.
          “Purchaser” has the meaning set forth in Section 4.02(a).
          “Qualified Investor” means any Stockholder if such Stockholder, together with its respective Related Persons, at the date of determination, owns at least 20% of the then outstanding Common Stock.
          “Qualified Public Offering” means a bona fide underwritten public offering of Common Stock of the Company pursuant to an effective registration statement filed under the 1933 Act (excluding registration statements filed on Form S-8, any similar successor form or another form used for a purpose similar to the intended use for such forms) in which the net proceeds received by the Company (after underwriting discounts and commissions and transaction expenses) are at least $150,000,000.
          “Registrable Securities” shall mean any of (i) the shares of Common Stock owned by any Stockholder or Co-Investor at the time of determination and (ii) any other securities issued or issuable with respect to such shares of Common Stock by way of a stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the offering of such securities by the holder thereof shall have been declared effective under the 1933 Act and such securities shall have been disposed of by such holder pursuant to such registration statement, (b) such securities have been sold to the public pursuant to Rule 144 (or any similar provision then in force) promulgated under the 1933 Act, (c) except for purposes of Section 5.02, such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company or its transfer agent and any subsequent disposition of such securities shall not require registration or qualification under the 1933 Act or any similar state law then in force or (d) such securities shall have ceased to be outstanding.
          “Registration” has the meaning set forth in Section 5.03.
          “Related Person” means, with respect to any Person, (a) an Affiliate of such Person, (b) any investment manager, investment advisor or general partner of such Person, (c) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is such Person or a Related Person of such Person, and (d) any equity investor, partner, member or manager of such Person; provided, however, that no Person shall be deemed an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Capital Stock of the Company.
          “Representatives” means the officers, employees, directors and agents of such Stockholder, including representatives of its legal, accounting and financial advisors.
          “Request Notice” has the meaning set forth in Section 5.02(a).

          “Required Approval” means the approval of a majority of the directors on the Board (or on any duly appointed committee thereof that has at least one Ares Director (provided that the Ares Investors continue to hold at such time at least 10% of the outstanding Common Stock) and one Teachers Director (provided that the Teachers Investors continue to hold at such time at least 10% of the Outstanding Common Stock)), including a majority of each of the Ares Directors (provided that the Ares Investors continue to hold at such time at least 10% of the outstanding Common Stock) and the Teachers Directors (provided that the Teachers Investors continue to hold at such time at least 10% of the outstanding Common Stock) on the Board or such committee, as the case may be.
          “Sale Period” has the meaning set forth in Section 4.01(g).
          “Sale Price” has the meaning set forth in Section 4.01(a).
          “Second Offer Notice” has the meaning set forth in Section 4.01(d).
          “Selling Stockholder(s)” has the meaning set forth in Section 4.03.
          “Senior Credit Facility” means the Credit Agreement, dated as of March 16, 2007, among GNC Corporation, Centers, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, Goldman Sachs Credit Partners L.P. as syndication agent, and JPMorgan Chase Bank, N.A. as administrative agent, as the same may be amended, modified, waived, refinanced or replaced from time to time with other indebtedness or receivables financing (whether under a new credit agreement, indenture, note or otherwise).
          “Significant Action” has the meaning set forth in Section 4.06(b).
          “Spousal Consent” means a spousal consent, a form of which is attached hereto as Exhibit B.
          “Stock” means, collectively, the Preferred Stock and the Common Stock.
          “Stockholder Transferor” has the meaning set forth in Section 4.02(a).
          “Stockholder” and “Stockholders” has the meaning set forth in the recitals to this Agreement.
          “Stock Option Plan” means the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan.
          “Subject Securities” has the meaning set forth in Section 4.01(a).
          “Tag-Along Notice” has the meaning set forth in Section 4.02(a).
          “Tag-Along Offered Shares” has the meaning set forth in Section 4.02(a)(i).
          “Tag-Along Right” has the meaning set forth in Section 4.02(a)(vi).
          “Tag-Along Sale” has the meaning set forth in Section 4.02(a).
          “Tag-Along Stockholder” means a Stockholder that elects to participate in a Tag-Along Sale pursuant to Section 4.02 hereof, and (if applicable) a Co-Investor that elects to participate in a Tag-Along Sale pursuant to the Co-Investors Agreement.

          “Teachers” means Ontario Teachers’ Pension Plan Board, a corporation without share capital organized under the laws of the Province of Ontario (Canada).
          “Teachers Directors” has the meaning set forth in Section 4.06(a)(ii)(B).
          “Teachers Investors” means Teachers and its Related Persons and their Permitted Transferees.
          “Third Party” means, with respect to any Stockholder, any Person other than a Related Person to such Stockholder.
          “Transfer” means the direct or indirect offer, sale, lease, donation, assignment (as collateral or otherwise), mortgage, pledge, grant, hypothecation, encumbrance, gift, bequest or transfer or disposition of any interest (legal or beneficial) in any security (including transfer by reorganization, merger, sale of substantially all of the assets or by operation of law).
          “Transferee” means any Person who receives shares of Stock from a Stockholder and who is not a Permitted Transferee.
          “Valid Business Reason” has the meaning set forth in Section 5.02(a).
          SECTION 1.02. Rules of Construction.
          (a) Whenever a threshold for the amount invested in Stock of the Company or the percentage of ownership of Stock is to be determined as to a Stockholder, (i) the investments and the beneficial ownership of Permitted Transferees of such Stockholder shall be aggregated with the investments and beneficial ownership of such Stockholder and (ii) in the case of Ares, the investments and the beneficial ownership of the Co-Investors and their respective Permitted Transferees shall also be aggregated with the investments and beneficial ownership of Ares.
          (b) Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” References to numbered or letter articles, sections and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise. All references to this Agreement include, whether or not expressly referenced, the exhibits and schedules attached hereto. References to a Section, paragraph, Exhibit or Schedule, such reference shall be to a Section or paragraph of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES
          Each of the parties hereby severally represents and warrants to each of the other parties as follows:
          (a) Authority; Enforceability. Such party (i) has the legal capacity or organizational power and authority to execute, deliver and perform its obligations under this Agreement and (ii) (in the case of parties that are not natural persons) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).
          (b) Consent. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those that have been made or obtained on or prior to the date hereof, in connection with (i) the execution or delivery of this Agreement or (ii) the consummation of any of the transactions contemplated hereby. To the extent the Stockholder is a natural person and is married and is a resident of a state governed by community property laws or similar laws relating to marital property, such Stockholder has delivered a Spousal Consent executed by his or her spouse.
ARTICLE III.
SHARE TRANSFERS
          SECTION 3.01. Restrictions on Transfer. Prior to the earlier of (i) an Initial Public Offering or (ii) the date 5 years after the date of the Original Agreement, no Stockholder shall Transfer any shares of Stock, other than (y) a Transfer mutually agreed upon by Ares and Teachers or (z) a Transfer to one of (I) the Company or (II) such Stockholder’s Permitted Transferees; provided, that such Permitted Transferee, if not already a party hereto, shall execute a Joinder Agreement or a joinder to the Co-Investors Agreement, as applicable, prior to such Transfer. Notwithstanding the foregoing, [(a)] Stockholders may Transfer shares of Stock (A) as a Tag-Along Stockholder in accordance with the provisions of Section 4.02, (B) in accordance with the provisions of Section 4.03, or (C) as required by the terms of the Stock Option Plan or the terms of any employment agreement or stock option grant to which the Company is a party, and (b) on or prior to thirty days after the date of the Original Agreement, Ares may enter into an agreement to Transfer shares of Stock without restriction under any provision of this Agreement (other than Sections 3.02 and 3.03) to any Person that is or becomes a Co-Investor under the Co-Investors Agreement; provided, that immediately following such Transfer, Ares owns not less than 30,560,271 shares of Common Stock and 10,186,757 shares of Preferred Stock.
          SECTION 3.02. Restrictive Legend. Each certificate representing shares of Stock held by a Stockholder will bear a legend in substantially the following form (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement):
“The securities represented by represented by this Certificate have not been registered under the United States Securities Act of 1933, as amended (the “Act”),

or applicable state securities laws and may not be offered, pledged, sold, assigned or otherwise transferred (“Transfer”) except pursuant to (i) an effective registration statement under the Act and applicable state securities laws or (ii) an applicable exemption from registration thereunder.
The securities represented by this certificate are also subject to the terms and conditions of an Amended and Restated Stockholders Agreement, dated as of February 12, 2008, as it may be amended from time to time by and among GNC Acquisition Holdings, Inc. and certain of its stockholders. The Amended and Restated Stockholders Agreement contains, among other things, (1) significant restrictions on the transfer of the securities of the Company and (2) certain rights of first offer, tag-along and drag-along rights and restrictions applicable to the securities. A copy of the Amended and Restated Stockholders Agreement is available upon request from the Company.”
          SECTION 3.03. Securities Laws. Each Stockholder agrees not to make any Transfer of all or any portion of any Stock unless and until:
          (a) there is in effect a registration statement under the 1933 Act covering such proposed Transfer and such Transfer is made in accordance with such registration statement; or
          (b) (i) such Stockholder shall have notified the Company of the proposed Transfer and shall have furnished the Company with a reasonable description of the circumstances surrounding the proposed Transfer; and (ii) if reasonably requested by the Company’s counsel, such Stockholder shall furnish the Company with an opinion of counsel, in form and substance reasonably satisfactory to the Company, that such Transfer shall not require registration of such shares under the 1933 Act.
          SECTION 3.04. Improper Transfer. Any attempt to Transfer any shares of Stock in violation of the terms of this Agreement shall be null and void and no right, title or interest in or to such Stock shall be Transferred to the purported transferee, buyer, donee, assignee or encumbrance holder. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted Transfer on its stock records.
ARTICLE IV.
RIGHTS OF CERTAIN STOCKHOLDERS
          SECTION 4.01. Rights of First Offer.
          (a) If any Stockholder proposes to Transfer all or any portion of its shares of Stock (the “Subject Securities”) to a Person, other than (i) in accordance with Section 4.03, 5.01 or 5.02, (ii) as a Tag-Along Stockholder pursuant to Section 4.02, (iii) in connection with an Initial Public Offering, or (iv) to a Permitted Transferee of such Stockholder, such Stockholder (the “Offeror”) shall first give written notice (the “Offer Notice”) of such proposed Transfer to the Company and to the other Stockholders who own at least 20% of the then outstanding Common Stock (the “Offerees”), that sets forth the number and type of Subject Securities, the amount per share that such holder proposes to be paid for the Subject Securities (the “Sale Price”), the manner of payment and the material terms of such proposed Transfer (including the purchase price per share and the identity of the proposed transferor). The Offer Notice shall constitute an irrevocable offer by the Offeror to sell to the Company the Subject Securities at the Sale Price on the terms set forth in the Offer Notice.

          (b) The Company shall have 15 days after the Offeror delivered the Offer Notice to notify the Offeror and the Offerees that it irrevocably accepts such offer in accordance with a determination made by the Board as to all or any portion of the Subject Securities offered to the Company for the Sale Price and on the payment terms set forth in the Offer Notice, which notice shall specify the maximum number of Subject Securities it wishes to purchase.
          (c) If the Company accepts such offer with respect to all of the Subject Securities, the closing of the purchase of such Subject Securities shall take place at the principal office of the Company at 10:00 a.m. on the 30th calendar day (unless such day is not a Business Day, in which case it will occur on the next Business Day) after the date on which the Offer Notice was delivered unless the parties agree on a different place or time, subject to the satisfaction of any Conditions in which case, such closing shall be delayed pending satisfaction of such Conditions. The Sale Price shall be payable in accordance with the payment terms of the Offer Notice.
          (d) If the Company does not notify the Offeror that it accepts the offer as to all of the Subject Securities as provided by Section 4.01(b) above, then the Offeror shall give a second written notice (the “Second Offer Notice”) of its proposed Transfer to the Offerees, that sets forth the number of Subject Securities, the number of Subject Securities, if any, as to which the Company has notified the Offeror that it will purchase from the Offeror, the number and type of Subject Securities the Company is not purchasing and that are being offered to the Offerees pursuant to such Second Offer Notice, the Sale Price, the manner or payment and the material terms of such proposed Transfer (including the purchase price per share and the identity of the proposed transferor). The Second Offer Notice shall constitute an irrevocable offer by the Offeror to sell to the Offerees the Subject Securities the Company has not agreed to purchase under Section 4.01(b) at the Sale Price on the terms set forth in the Offer Notice.
          (e) Each Offeree shall have 15 days after the Offeror delivered the Second Offer Notice to notify the Offeror and the other Offerees that it accepts such offer as to all or any portion of the Subject Securities offered to such Offeree for the Sale Price and on the payment terms set forth in the Second Offer Notice. In the event one or more Offerees accept such offer and the maximum amount of Subject Securities specified in the notices delivered by such Offerees exceeds, in the aggregate, the amount of Subject Securities subject to such offer, such Subject Securities shall be apportioned among such Offerees in proportion to the shares of Stock held by such Offerees.
          (f) If one or more Offerees accept such offer with respect to all of the Subject Securities, the closing of the purchase of such Subject Securities shall take place at the principal office of the Company at 10:00 a.m. on the 30th calendar day (unless such day is not a Business Day, in which case it will occur on the next Business Day) after the date on which the Second Offer Notice was delivered unless the parties agree on a different place or time, subject to the satisfaction of any Conditions, in which case, such closing shall be delayed pending satisfaction of all Conditions. The Sale Price shall be payable in accordance with the payment terms of the Second Offer Notice.
          (g) If following the date 15 days after the Offeror delivered the Second Offer Notice there are any Subject Securities that have not been elected to be purchased by either the Company or the Offerees, the Offeror shall have the right, subject to Section 4.02, to sell any of the Subject Securities not purchased by the Company or the Offerees for a period of 120 days (the “Sale Period”) at a price per share no less than the price per share specified in the Offer Notice and on terms not materially more favorable to the transferees thereof than offered to the Company and the Offerees in the Offer Notice and the Second Offer Notice. Upon consummation of the purchase and sale of such Subject Securities, the purchaser of such Subject Securities shall agree in writing to be bound by the terms of this Agreement and to assume and agree to discharge any and all obligations of the Offeror hereunder. If the Offeror does not Transfer the Subject Securities before the end of the Sale Period, such Offeror may not sell any Subject Securities without repeating the foregoing procedures.
          SECTION 4.02. Tag-Along Rights.
          (a) Subject to compliance with Section 4.01, if a Stockholder (the “Stockholder Transferor”) proposes to Transfer any shares of Stock to a Person (the “Purchaser”), other than (i) in accordance with Section 4.03, 5.01 or 5.02, (ii) in connection with an Initial Public Offering, or (iii) to a Permitted Transferee of such Stockholder (a “Tag-Along Sale”), the Stockholder Transferor shall give written notice (a “Tag-Along Notice”) of such proposed Transfer to the other Stockholders at least 15 days prior to the consummation of such proposed Tag-Along Sale setting forth:
     (i) the total number and class of shares of Stock proposed to be Transferred to the Purchaser (the “Tag- Along Offered Shares”) and the purchase price per share of Stock,
     (ii) the identity of the Purchaser; (iii) any other material terms and conditions of the proposed Transfer; (iv) the expected date of the proposed Transfer; and
     (v) an undertaking that each such Stockholder shall have the right (the “Tag-Along Right”) to elect to sell up to its Pro Rata Portion of such Tag-Along Offered Shares in accordance with the procedures set forth in Section 4.02(b).
          (b) Upon delivery of a Tag-Along Notice, each Stockholder (other than the Stockholder Transferor) shall have the right, but not the obligation, to sell up to its Pro Rata Portion of the Tag-Along Offered Shares at the same price per share, for the same form of consideration and pursuant to the same terms and conditions as set forth in the Tag-Along Notice. If a Stockholder (other than the Stockholder Transferor) wishes to participate in the Tag-Along Sale, it shall provide written notice to the Stockholder Transferor no later than 10 days after the date of the Tag-Along Notice. Such notice shall (A) set forth the number of shares of Stock that such Stockholder elects to include in the Tag-Along Sale, which number shall not exceed its Pro Rata Portion of the Tag-Along Offered Shares, and (B) constitute such Stockholder’s binding agreement to sell such shares of Stock in the Tag-Along Sale on the terms and conditions applicable to the Tag-Along Sale. The Stockholder Transferor shall not consummate the Tag-Along Sale unless the Purchaser purchases all of the shares of Stock requested to be included in the Tag-Along Sale by the Tag-Along Stockholders on the same terms and conditions applicable to the Stockholder Transferor; provided, that if the number of shares of Stock which the Stockholder Transferor and the Tag-Along Stockholders elect to sell in the Tag-Along Sale is more than the Tag-Along Offered Shares, to the extent that the Purchaser does not elect to purchase such excess shares of Stock the number of shares of Stock to be sold by the Stockholder Transferor and each Tag-Along Stockholder shall be reduced on a pro rata basis according to the proportion which the number of shares of Stock which each such party elects to have included in the Tag-Along Sale bears to the total number of shares of Stock elected by all such parties to have included in the Tag-Along Sale.
          (c) No Tag-Along Stockholder shall be required to make any representations and warranties in connection with such sale that (i) are not being made by the Stockholder Transferor and the other Tag-Along Stockholders or (ii) relate to the Stockholder Transferor or any other Tag-Along Stockholder. No Tag-Along Stockholder shall be liable in respect of any indemnification provided in connection with a Tag-Along Sale (x) in excess of the consideration received by such Tag-Along Stockholder in such Tag-Along Sale, (y) for the breach of any representations or warranties made by any other Stockholder and (z) other than on a several (and not a joint and several) basis with the other Stockholders. No Tag-Along Stockholder shall be required to participate in any escrow relating to such Tag-Along Sale in excess of such Tag-Along Stockholder’s pro rata participation in the Tag-Along Sale (based on proceeds to be received). If a Tag-Along Sale is consummated, each Tag-Along Stockholder shall pay its pro rata share of the reasonable costs incurred by the Stockholder Transferor relating to the Tag-Along Sale (including reasonable legal fees and expenses) to the extent not paid or reimbursed by the Company.
          (d) The Stockholder Transferor shall have the right for a period of 120 days (which period may be extended to 180 days to satisfy any Conditions) after the expiration of the 10-day period referred to in Section 4.02(b) to Transfer the Shares subject to the Tag-Along Notice (not otherwise sold by the other Stockholders) to the Purchaser at a price not greater than the price contained in, and otherwise on terms and conditions not materially more favorable to the Stockholder Transferor than those set forth in, the Tag-Along Notice. After the end of the 120-day period referred to in this Section 4.02(d), the Stockholder Transferor will not effect Transfer of any shares of Stock that are the subject of the Tag-Along Notice without commencing de novo the procedures set forth in this Section 4.02.
          (e) If any shares of Stock are Transferred pursuant to this Section 4.02 to any Person which is not a party to this Agreement, such Person shall execute a Joinder Agreement as a condition to the purchase of such shares and such shares shall continue to be subject to the provisions of this Agreement.
          (f) The terms “Stockholder” and “Stockholder Transferor,” as used in this Section 4.02 in the case of Ares, shall mean Ares and the Co-Investors as a group; provided, that for purposes of Section 4.02(c), each of Ares and the Co-Investors shall be treated as separate Stockholders.
          SECTION 4.03. Drag-Along Rights.
          (a) If, (y) at any time after the date of the Original Agreement, Ares and Teachers acting together, or (z) at any time after March 31, 2012, either Ares or Teachers (the “Selling Stockholder”), proposes, in any transaction or series of related transactions, directly or indirectly, to (i) Transfer to a Third Party at least 90% of their shares of Common Stock and Preferred Stock or (ii) sell all or substantially all of the assets of the Company and its consolidated subsidiaries to a Third Party (whether by merger, consolidation, business combination or purchase of beneficial ownership or otherwise)(the “Drag-Along Sale”) at any price, then the Selling Stockholder shall have the right (but not the obligation) to require the other Stockholders to:
     (i) sell all of their shares of Common Stock or Preferred Stock, as the case may be, at the same price per share and on the same terms and conditions (including time of payment and form of consideration) as to be paid to the Selling Stockholder, provided, that in connection with a sale of all or substantially all of the assets of the Company, the form of consideration received by Ares and Teachers may be different from that received by any other Stockholder so long as (x) the consideration to be received by such other Stockholder is cash and (y) the per share value of the consideration to be received by Ares and Teachers is the same or less than that to be received by such other Stockholder (as reasonably determined by the Board in good faith);
          (ii) vote all of their Stock in favor of the transactions constituting such Drag-Along Sale;
          (iii) waive their appraisal or dissenters’ rights with respect to such Drag-Along Sale; and

     (iv) otherwise, participate in such Drag-Along Sale to the extent reasonably requested by the Selling Stockholder;
provided, that, neither Ares nor Teachers may exercise its rights pursuant to clause (z) of this Section 4.03(a) (without limiting any right pursuant to clause (y)), if in the Drag-Along Sale the price per share of Common Stock is less than two times its issue price or any share of Preferred Stock is to be redeemed at less than its accreted value (as adjusted for stock splits, stock dividends and reclassifications).
          (b) Each Stockholder affirms that its agreement to vote for the approval of the transaction constituting the Drag-Along Sale under this Section 4.03 is given as a condition of this Agreement and as such is coupled with an interest and is irrevocable. This voting agreement shall remain in full force and effect throughout the time that this Section 4.03 is in effect.
          (c) The Selling Stockholder shall, promptly upon determining the terms of the Drag-Along Sale, deliver to the other Stockholders written notice specifying the material terms of the Drag-Along Sale (including the identity of the purchaser to which the Drag-Along Sale is proposed to be made, the price per share to be paid and the expected closing date of the proposed Drag-Along Sale).
          (d) In connection with the Drag-Along Sale, the Stockholders shall (i) make or agree to the same representations and warranties (with respect to all matters other than those relating to the Selling Stockholder or any other Stockholder), covenants, indemnities and agreements as the Selling Stockholder makes or agrees to make, (ii) if the Drag-Along Sale is consummated, pay their pro rata share (based on proceeds to be received) of the reasonable costs incurred by the Selling Stockholder relating to the Drag-Along Sale (including reasonable legal fees and expenses) to the extent not paid or reimbursed by the Company or the Third Party and (iii) participate on pro rata basis (based on proceeds to be received) in any hold-back, escrow, contingent consideration or other similar items relating to the Drag-Along Sale.
          (e) No such Stockholder shall be liable in respect of any indemnification in connection with the Drag-Along Sale (x) in excess of the consideration received by such Stockholder therefrom, (y) for the breach of any representations or warranties made by the Selling Stockholder or any other Stockholder and (z) other than on a several (and not a joint and several) basis with other Stockholders. No such Stockholder shall be required to participate in any hold back, escrow, contingent consideration or other similar items relating to the Drag Along Sale in excess of such Stockholder’s pro rata participation therein (based on proceeds to be received).
          (f) Each of the Stockholders shall (i) deliver at the closing of the Drag-Along Sale certificates evidencing the shares of Stock to be sold by such Stockholder in the Drag-Along Sale, duly endorsed in blank or accompanied by written instruments of transfer in form and substance reasonably satisfactory to the Selling Stockholder, and (ii) execute such other documents as the Selling Stockholder may reasonably request in order to consummate the Drag-Along Sale at the time specified by the Selling Stockholder.
          (g) Except as expressly provided in this Section 4.03, the Selling Stockholder shall have no obligation to any Stockholder with respect to the sale of any shares of Stock owned by such Stockholder in connection with the Drag-Along Sale. Notwithstanding anything herein to the contrary, the Selling Stockholder shall have no obligation to any other Stockholder as a result of any decision by the Selling Stockholder to accept or consummate, or not to accept or consummate, any Drag-Along Sale (it being understood that any and all such decisions shall be made by the Selling Stockholder in its sole discretion).

          (h) For purposes of this Section 4.03, each of Ares and the Co-Investors shall be treated as separate Stockholders.
          SECTION 4.04. Information; Confidentiality.
          (a) The Company shall deliver to each Qualified Investor:
     (i) as soon as available after the end of each fiscal quarter (but in no event later than the earlier of the date delivered under the Senior Credit Facility and 60 days after the end of each fiscal quarter), copies of:
     (1) unaudited consolidated balance sheets of the Company and its subsidiaries as at the end of such quarter, and
     (2) unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for such quarter and for the portion of such fiscal year and the prior fiscal year ending with such quarter, in each case prepared in accordance with GAAP applicable to periodic financial statements generally, fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments; and
     (ii) as soon as available after the end of each fiscal year of the Company (but in no event later than the earlier of the date delivered under the Senior Credit Facility and 120 days after the end of each fiscal year), copies of:
     (1) audited consolidated balance sheets of the Company and its subsidiaries as at the end of such year, and
     (2) audited consolidated statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries for such year, in each case, prepared in accordance with GAAP, fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Persons being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP.
          (b) Each Qualified Investor shall be provided with (i) reasonable opportunity to discuss the business and affairs of the Company with the Company’s senior managers, directors, officers and senior employees, upon reasonable advance notice during normal business hours, and (ii) such other information as such Qualified Investor shall reasonably request.
          (c) Each Stockholder agrees, and will require each of its directors, officers, employees, agents and representatives to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel, financial advisors and accountants) any information provided to or learned by such party in connection with its investment in the Company or such Stockholder’s rights under this Agreement. Notwithstanding the foregoing, (x) Ares may deliver any information provided pursuant to Section 4.04(a) to the Co-Investors in accordance with the terms of the Co-Investors Agreement, and (y)

each Stockholder may disclose any confidential information that, based on an opinion of such Stockholder’s legal counsel, (i) is required by law, regulation or applicable rules to be disclosed, but only after providing the Company, to the extent practicable and legally permissible, with prior written notice and an opportunity to limit or eliminate such disclosure or (ii) is necessary to be disclosed in the context of litigation involving such Stockholder, but only after providing the Company, to the extent practicable and legally permissible, with prior written notice and an opportunity to limit or eliminate such disclosure. Prior to disclosure of any confidential information in accordance with clause (y) above, such Stockholder must take commercially reasonable efforts to obtain a commitment from the party or parties to whom such confidential information is disclosed that such party or parties will afford such information confidential treatment.
          SECTION 4.05. Preemptive Notice.
          (a) Each time the Company proposes to issue or sell any shares of, or securities convertible into or exercisable or exchangeable for any shares of, its Capital Stock (“Additional Stock”) pursuant to an Eligible Offering, the Company shall deliver a written notice (a “Preemptive Notice”) thereof to each Stockholder that is an accredited investor within the meaning of Regulation D under the 1933 Act at least 20 days prior to the consummation of such Eligible Offering. The Preemptive Notice shall:
     (i) state the Company’s bona fide intention to offer such Additional Stock;
     (ii) state the number and class of shares of such Additional Stock to be offered;
     (iii) state the price and terms upon which it proposes to offer such Additional Stock, including the proposed purchaser and the date of issuances; and
     (iv) contain an offer to sell to such Stockholder at the same price and for the same consideration to be paid by purchasers in the Eligible Offering, an amount sufficient for such Stockholder to maintain its Pro Rata Portion of the Company’s Capital Stock prior to the issuance of Capital Stock pursuant to the Eligible Offering.
          (b) For a period of 15 days following the delivery of such Preemptive Notice, such Stockholder shall be entitled, by written notice to the Company, to elect to purchase all or part of the securities described therein. Upon the expiration of the above-mentioned 15-day period, the Company shall notify each Stockholder that has elected to purchase securities pursuant to this Section 4.05 (such Stockholder, an “Electing Stockholder”) of any securities for which a Stockholder has elected not to purchase pursuant to such Eligible Offering (the “Remaining Securities”). Upon receipt of such notification, each Electing Stockholder shall have three days to indicate to the Company its intention to purchase such Electing Stockholder’s Pro Rata Portion of the Remaining Securities. To the extent that elections pursuant to this Section 4.05 shall not be made with respect to any offered securities within such 15-day period, then the Company shall not be obligated to issue to such Stockholder such securities for which such Stockholder has elected not to purchase. In the event that any such offer is accepted by any Stockholder, the Company shall sell to such Stockholder, and such Stockholder shall purchase from the Company for the consideration and on the terms set forth in the Preemptive Notice the securities that such Stockholder has elected to purchase at the same time as the consummation of the Eligible Offering.
          (c) The Stockholders shall in respect of any issuance of securities required to be issued pursuant to this Section 4.05 take all such actions required to amend the certificate of incorporation of the Company to provide for such increases in the authorized Capital Stock of the Company as may be necessary to permit such issuance. The Company shall comply with any applicable securities laws before issuing any securities pursuant to this Section 4.05 and shall not be in violation of the provisions hereof by reason of such compliance; provided, that it uses commercially reasonable efforts to so comply.
          (d) The terms “Stockholder” and “Electing Stockholder”, as used in this Section 4.05 in the case of Ares, shall mean Ares and the Co-Investors as a group; provided, that for purposes of determining whether a Stockholder is an accredited investor within the meaning of Regulation D under the 1933 Act, each of Ares and the Co-Investors shall be treated as separate Stockholders.
          SECTION 4.06. Board of Directors and Board Veto Rights.
          (a) Board of Directors. At each annual or special stockholders meeting called for the election of directors, and whenever the stockholders of the Company act by written consent with respect to the election of directors, each Stockholder agrees to vote or otherwise give such Stockholder’s consent in respect of all shares of the Capital Stock of the Company (whether now owned or hereafter acquired) owned by such Stockholder, and take all other appropriate action and the Company shall take all necessary and desirable actions (and, following an Initial Public Offering, as permitted by any applicable securities exchange or equivalent listing requirements), to cause:
     (i) the Bylaws of the Company to provide that the authorized number of directors on the Board shall be nine (provided that if Ares or Teachers designates, or both Ares and Teachers each designates, an additional independent director as permitted under clause (ii) below, the Bylaws of the Company shall provide that the authorized number of directors on the Board shall be ten or eleven, as the case may be);
     (ii) the election to the Board of:
     (1) four directors designated by Ares (or five directors designated by Ares if Ares determines, at its sole option, to designate a fifth director, which director shall be an independent director) (the “Ares Directors”); provided that if the Ares Investors hold less than 10% of the outstanding Common Stock, Ares shall have the right to designate only one director and shall not have the right to designate an additional independent director;
     (2) four directors designated by Teachers (or five directors designated by Teachers if Teachers determines, at its sole option, to designate a fifth director, which director shall be an independent director)(the “Teachers Directors”); provided that if the Teachers Investors hold less than 10% of the outstanding Common Stock, Teachers shall have the right to designate only one director and shall not have the right to designate an additional independent director; and
     (3) the then-current chief executive officer of the Company (the “CEO Director”);
all of which persons shall hold office subject to their earlier removal in accordance with clause (iii) below, the Bylaws of the Company and applicable law, until their respective successors shall have been elected and shall have qualified;
     (iii) the removal from the Board of any director elected in accordance with clause (ii) above, with or without cause:
     (1) in the case of any Ares Director, upon the written request of Ares;

     (2) in the case of any Teachers Director, upon the written request of Teachers; and
     (3) in the case of the CEO Director, upon the election of a new chief executive officer of the Company.
     (iv) upon any vacancy in the Board as a result of any individual designated as provided in clause (ii) above ceasing to be a member of the Board, whether by resignation or otherwise, the election to the Board as promptly as possible:
     (1) in the case of a vacancy by any Ares Director, an individual designated by Ares;
     (2) in the case of a vacancy by any Teachers Director, an individual designated by Teachers; and
     (3) in the case of a vacancy by the CEO director, the then-current chief executive officer of the Company.
          (b) Board Veto Rights. Each of the following actions (each, a “Significant Action”) will require the Required Approval:
     (i) the merger or consolidation of the Company or any of its subsidiaries (other than a merger or consolidation of the Company with any of its subsidiaries or any of the Company’s subsidiaries with any other of the Company’s subsidiaries), whether or not to effect an acquisition or divestiture;
     (ii) entering into any corporate transaction, including any joint venture, investment (other than an investment in, contract with or acquisition of any securities or assets of any of the Company’s wholly owned subsidiaries), recapitalization, reorganization or contract with any other Person or acquisition of any securities or assets of another Person, whether in a single transaction or series of related transactions, in excess of $45 million;
     (iii) any Transfer of assets of the Company or its subsidiaries in any transaction or series of related transactions (other than any Transfer of assets of any wholly owned subsidiary of the Company to the Company or any of the Company’s other wholly owned subsidiaries), in each case, other than (i) inventory sold in the ordinary course of business, or (ii) any Transfer of assets in a single transaction or series of related transactions with a Fair Market Value of less than or equal to $45 million;
     (iv) the issuance of any Capital Stock of the Company or of any subsidiary of the Company, other than (x) issuances to the Company or any of the Company’s wholly owned subsidiaries or (y) issuances upon the exercise of stock options issued to an officer, director or employee of the Company pursuant to a management incentive plan, employment agreement or other arrangement approved by the Required Approval;
     (v) the guarantee, assumption, incurrence or refinancing of indebtedness for borrowed money by the Company or any of its subsidiaries (including indebtedness of any other Person existing at the time such other Person is merged with or into or became a subsidiary of, or substantially all of its business and assets were acquired by, the Company or such subsidiary and indebtedness secured by a lien encumbering any asset acquired by the Company or any such subsidiary) in excess of $50 million in any 12-month period (other than (x) indebtedness incurred in the ordinary course of business under the Senior Credit Facility or the Indentures and (y) trade indebtedness incurred in the ordinary course of business by the Company and its subsidiaries);
     (vi) the repurchase, redemption or other retirement of any Capital Stock of the Company or any of its subsidiaries or, prior to its stated maturity, any indebtedness for borrowed money, of the Company or its subsidiaries, other than repurchases of securities held by officers, directors or employees of the Company or its subsidiaries upon termination of employment pursuant to the terms of a management incentive plan or other agreement that has previously been approved by the Required Approval;
     (vii) the declaration or payment of dividends or the making of other distributions with respect to Capital Stock of the Company (other than (x) dividends or distributions from any subsidiary of the Company or (y) the accrual and payment of dividends in respect of (A) Preferred Stock in accordance with the terms of the Preferred Stock or (B) the Class B Common Stock of the Company in accordance with the terms of the Certificate of Incorporation);
     (viii) material changes to the scope or nature of the Company’s and any of its subsidiaries’ business and operations, including the entering into of any new line of business;
     (ix) the approval of any strategic plan of the Company or its subsidiaries;
     (x) the approval of any annual budget for any fiscal year of the Company (each such annual budget approved for any fiscal year of the Company, the “Approved Annual Budget” for such fiscal year);
     (xi) any capital expenditure or purchase, lease or other acquisition of assets by the Company or its subsidiaries, other than (A) capital expenditures, purchases, leases and other acquisitions contemplated in the Approved Annual Budget for the applicable fiscal year of the Company and (B) capital expenditures, purchases, leases and other acquisitions not contemplated in the Approved Annual Budget that would not cause the aggregate amount of all such capital expenditures, purchases, leases and other acquisitions to exceed $15 million in any 12-month period;
     (xii) commencing, or entering into any settlement agreement or arrangement with respect to, any litigation material to the business of the Company or any of its subsidiaries;
     (xiii) with respect to any officer, director or employee of the Company or any of its subsidiaries: (a) the entering into of any employment agreement or other compensation arrangement with such person or (b) the amendment or other modification or termination of any employment agreement or other compensation arrangement entered into with such person (in each case, other than pursuant to a management incentive plan approved by the Required Approval), except where such agreement, arrangement, amendment or modification would not result in the payment of compensation to such person in excess of $250,000 in any 12-month period;
     (xiv) the grant of any severance or termination payment to any present or former officer, director or employee of the Company or any of its subsidiaries other than pursuant to a management incentive plan or other agreement approved by the Required Approval;

     (xv) any change to senior management of the Company or any of its Material Subsidiaries, including employment of new members and termination of existing members of senior management;
     (xvi) the establishment, adoption, entering into, amendment or modification to or termination of any employee benefit plan of the Company or its subsidiaries;
     (xvii) any amendment to or waiver of any of the provisions of the Certificate of Incorporation or Bylaws or the organizational documents of the Company or any of its subsidiaries, including the Certificate of Designation of the Series A Cumulative Preferred Stock of the Company;
     (xviii) creating any committees of the Board;
     (xix) entering into any direct or indirect transactions between the Company or any subsidiary of the Company, on the one hand, and (x) any of the Stockholders or Affiliates or Related Persons of any of the Stockholders, (y) any Affiliate of the Company or any subsidiary of the Company or (z) any officer, director or employee of the Company or any subsidiary of the Company (other than in the ordinary course of business as part of travel advances, relocation advances or salary), on the other hand (including the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement), other than the payment of management fees to Ares or its Affiliates or Related Persons or the declaration or payment of special dividends or rebates to Teachers (which management fees and special dividends shall be equal in amount);
     (xx) the commencement of any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization of the Company or any of its subsidiaries in any form of transaction, making arrangements with creditors, or consenting to the entry of an order for relief in any involuntary case, or taking the conversion of an involuntary case to a voluntary case, or consenting to the appointment or taking possession by a receiver, trustee or other custodian for all or substantially all of its property, or otherwise seeking the protection of any applicable bankruptcy or insolvency law, other than any such actions with respect to a non-Material Subsidiary where, in the good faith judgment of the Board, the maintenance or preservation of such subsidiary is no longer desirable in the conduct of the business of the Company or any of its Material Subsidiaries;
     (xxi) any change in the accounting policies of the Company;
     (xxii) the appointment or removal of the Company’s independent auditors; or
     (xxiii) the entering into of any agreement to do any of the foregoing.
          SECTION 4.07. Stockholder Veto Rights. The Stockholders agree that neither the Company nor any of its subsidiaries shall take, or be permitted to take, any Significant Action if objected to in writing by Ares (provided that the Ares Investors continue to hold at such time at least 10% of the outstanding Common Stock) or Teachers (provided that the Teachers Investors continue to hold at such time at least 10% of the outstanding Common Stock) prior thereto.

ARTICLE V.
REGISTRATION RIGHTS
          SECTION 5.01. Company Registration.
          (a) Right to Piggyback on Registration of Stock. Subject to Section 5.01(c), if at any time or from time to time following an Initial Public Offering (or, if any Stockholder is selling Common Stock in an Initial Public Offering, in such Initial Public Offering) the Company proposes to register the Common Stock under the 1933 Act in connection with a public offering of such Common Stock on any form other than Form S-4 or Form S-8 or any similar successor forms or another form used for a purpose similar to the intended use for such forms (a “Piggyback Registration”), whether for its own account or for the account of one or more stockholders of the Company, the Company shall give each Stockholder written notice of such determination (i) at least 30 days prior to the anticipated effective date of such Piggyback Registration and (ii) within ten Business Days after the Company’s receipt of any notice of an exercise of demand registration rights. Upon the written request of any Stockholder (the “Piggyback Holder”) given within ten Business Days after receipt of any such notice by the Company, the Company shall use its reasonable best efforts to cause to be registered under the 1933 Act all of the Registrable Securities held by such Stockholder that the Stockholder has requested to be registered; provided, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of all such securities, the Company may, at its election, give written notice of such determination to each Piggyback Holder and (i) in the case of a determination not to register all of such securities, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from any obligation of the Company to pay the registration expenses in connection therewith); and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities. No registration effected under this Section 5.01 shall relieve the Company of its obligation to effect any registration upon demand under Section 5.02.
          (b) Selection of Underwriters. If any Piggyback Registration involves an underwritten primary offering of the Company’s securities, the Board shall have the right to select any underwriter or underwriters to manage such Piggyback Registration.
          (c) Priority on Piggyback Registrations. In the event that the Piggyback Registration includes an underwritten offering, the Company shall so advise the Stockholders as part of the written notice given pursuant to Section 5.01(a) and the registration rights provided in Section 5.01(a) shall be subject to the condition that if the managing underwriter or underwriters of a Piggyback Registration advise the Company that in its opinion the number of Registrable Securities proposed to be sold in such Piggyback Registration exceeds the number that can be sold without adversely affecting the marketability, proposed offering price, timing, distribution method or probability of success of the offering, the Company and the Stockholders, as the case may be, will include in such registration only the number of Registrable Securities which, in the opinion of such underwriter or underwriters can be sold in such offering without such adverse effect. The Registrable Securities so included in such Piggyback Registration shall be apportioned as follows: (a) first, to any shares of Common Stock that the Company proposes to sell and (b) second, pro rata among shares of the Registrable Securities included in such Piggyback Registration, in each case according to the total number of shares of the Registrable Securities requested for inclusion by the Piggyback Stockholders, or in such other proportions as shall mutually be agreed to among the Piggyback Stockholders.

Notwithstanding anything to the contrary herein, if the underwriter reasonably determines that marketing factors require the exclusion of particular Stockholder(s) from participating in such offering (e.g., the exclusion of members of management) as to all or any portion of such Stockholder’s Common Stock, the Company shall so advise such Stockholder(s) and all or such portion of such Stockholder’s Common Stock shall be excluded from such registration to the extent determined by such underwriter.
          SECTION 5.02. Demand Registration Rights.
          (a) Right to Demand. Subject to Section 5.02(b) below, at any time or from time to time following the earlier of (i) an Initial Public Offering, (ii) the date of the Original Agreement if Ares and Teachers are acting together or (iii) the date 5 years after the date of the Original Agreement, Ares or Teachers, or both Ares and Teachers together, as the case may be (the “Demand Holder”), may make a written request, which request will specify the aggregate number of Registrable Securities to be registered and will also specify the intended methods of disposition thereof (the “Request Notice”) to the Company for registration with the Commission under and in accordance with the provisions of the 1933 Act of all or part of the Registrable Securities then owned by the Demand Holder (a “Demand Registration”); provided, that (i) the Company may, if the Board so determines that due to a pending or contemplated material acquisition or disposition or public offering or other material event involving the Company or any of its subsidiaries (a “Valid Business Reason”) it would be inadvisable to effect such Demand Registration at such time (but in no event after such registration statement has become effective), the Company may, upon providing the Demand Holder written notice (the “Delay Notice”), defer such Demand Registration for a single period set forth in such Delay Notice with respect to such Demand Registration not to exceed 90 days; and the Company shall not postpone or delay a Demand Registration under this Section 5.02 more than once in any 12-month period. A registration pursuant to this Section 5.02 will be on such appropriate form of the Commission as shall be selected by the Demand Holder and be reasonably acceptable to the Company and as shall permit the intended method or methods of distribution specified by the Demand Holder, including a distribution to, and resale by, the partners of any Demand Holder.
          The Company shall not be obligated to maintain a registration statement pursuant to a Demand Registration effective for more than (x) 360 days or (y) such shorter period when all of the Registrable Securities covered by such registration statement have been sold pursuant thereto (the “Effectiveness Period”). Notwithstanding the foregoing, the Company shall not be obligated to effect more than one Demand Registration in any 90-day period following an Effectiveness Period or such longer period not to exceed 180 days as requested by an underwriter pursuant to Section 5.06. Upon any such request for a Demand Registration, the Company will deliver any notices required by Section 5.01 and thereupon the Company will, subject to Section 5.01(c) and 5.02(f) hereof, use its reasonable best efforts to effect the prompt registration under the 1933 Act of:
     (i) the Registrable Securities which the Company has been so requested to register by the Demand Holder as contained in the Request Notice and
     (ii) all other Registrable Securities which the Company has been requested to register by the Piggyback Holders, all to the extent required to permit the disposition of the Registrable Securities so to be registered in accordance with the intended method or methods of disposition of each seller of such Registrable Securities.
          (b) Number of Demand Registrations. The Company will not be required to effect more than 4 registrations pursuant to this Section 5.02 upon the request of the Ares Investors and will not be required to effect more than 4 registrations pursuant to this Section 5.02 upon the request of the

Teachers Investors; provided that, at any time in which the Company is eligible to register shares of Common Stock on Form S-3 (or any successor form), the Demand Holder shall have an unlimited number of demand registrations on Form S-3.
          (c) Revocation. The Demand Holder may, at any time prior to the effective date of the registration statement relating to such Demand Registration, revoke such request by providing a written notice thereof to the Company and only if it complies with this Section 5.02(c). Subject to Section 5.02(d), the Demand Holder shall reimburse the Company for all its reasonable out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement. If pursuant to the terms of this Section 5.02(c), the Demand Holder reimburses the Company for its reasonable out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement or if the Demand Holder is not required to pay such expenses pursuant to Section 5.02(d), the attempted registration shall not be deemed to be a Demand Registration.
          (d) Effective Registration. A registration will not count as a Demand Registration and the Demand Holder shall not be required to reimburse the Company for its expenses incurred in the preparation, filing and processing of any registration statement pursuant to Section 5.02(c):
     (i) if the Demand Holder determines in its good faith judgment to withdraw the proposed registration of any Registrable Securities requested to be registered by the Demand Holder due to a material adverse change in the Company (other than as a result of any action by the Demand Holder);
     (ii) if such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason (other than as a result of any act by the Demand Holder) and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Demand Holder’s satisfaction;
     (iii) if the Demand Holder requests that the Company withdraw the registration at any time during the period specified in a Delay Notice or within 10 days thereafter; or
     (iv) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to any such demand are not satisfied (other than as a result of a default or breach thereunder by the Demand Holder).
          (e) Selection of Underwriters. If any of the Registrable Securities covered by a Demand Registration are to be sold in an underwritten offering, the Demand Holder will have the right to select the managing underwriter(s) to administer the offering subject to the approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed.
          (f) Priority on Demand Registrations. If the managing underwriter or underwriters of a Demand Registration advise the Company in writing that in its or their opinion the number of Registrable Securities proposed to be sold in such Demand Registration exceeds the number which can be sold without adversely affecting the marketability, proposed offering price, timing, distribution method or probability of success of the offering, the Company will include in such registration only the number of Registrable Securities which, in the opinion of such underwriter or underwriters, can be sold in such offering without such material adverse effect. The Registrable Securities to be included in such Demand Registration shall be apportioned pro rata among the Demand Holder and the Piggyback Stockholders according to the total number of shares of the Registrable Securities requested for inclusion by the

Demand Holder and the Piggyback Stockholders, or in such other proportions as shall mutually be agreed to among the Demand Holder and the Piggyback Stockholders.
Notwithstanding anything to the contrary herein, if the underwriter reasonably determines that marketing factors require the exclusion of particular Stockholder(s) from participating in such offering (e.g., the exclusion of members of management) as to all or any portion of such Stockholder’s Common Stock, the Company shall so advise such Stockholder(s) and all or such portion of such Stockholder’s Common Stock shall be excluded from such registration to the extent determined by such underwriter.
          SECTION 5.03. Registration Procedures. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article V that the Stockholders requesting inclusion in any Piggyback Registration or Demand Registration (a “Registration”) shall furnish to the Company such information regarding them, the Registrable Securities held by them, the intended method of disposition of such Registrable Securities, and such agreements regarding indemnification, disposition of such securities and other matters referred to in and consistent with this Article V, as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company (such intended method of distribution may include a distribution to, and resale by, the partners of the holders of any Registrable Securities). With respect to any Registration which includes Registrable Securities held by a Stockholder, the Company will, subject to Sections 5.01 and 5.02:
          (a) As promptly as possible (in the case of a Demand Registration, no more than 45 days after the Company’s receipt of a Request Notice that is not for a registration on Form S-3 or any successor or comparable form or in connection with an Initial Public Offering, no more than 60 days after the Company’s receipt of a Request Notice that is for a registration in connection with an Initial Public Offering and no more than 30 days after the Company’s receipt of a Request Notice that is for a registration on Form S-3 or any successor or comparable form) prepare and file with the Commission a registration statement on the appropriate form prescribed by the Commission for such intended method of disposition, use its reasonable best efforts to cause such registration statement to become effective as soon as practicable thereafter; provided, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel representing the Stockholders selling Registrable Securities under such Registration copies of all documents proposed to be filed, which documents shall be subject to the review and reasonable comments of such counsel; provided, further, that the Company shall not be obligated to maintain such registration effective for a period longer than the Effectiveness Period;
          (b) Prepare and file with the Commission such amendments and post-effective amendments to such registration statement and any documents required to be incorporated by reference therein as may be necessary to keep the registration statement effective for a period of not less than the Effectiveness Period (but not prior to the expiration of the time period referred to in Section 4(3) of the 1933 Act and Rule 174 thereunder, if applicable); cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act and comply with the 1933 Act in a timely manner; and comply with the provisions of the 1933 Act applicable to it with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such registration statement or supplement to the prospectus;
          (c) Promptly incorporate in a prospectus supplement or post-effective amendment such information as the underwriter(s) or the Demand Holder reasonably request to be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplements or post-effective amendments as soon as practical after being notified of the matters to be incorporated in such supplement or amendment;

          (d) Furnish to such Stockholder, without charge, such number of conformed copies of the registration statement and any post-effective amendment thereto, as such Stockholder may reasonably request, and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein, as the Stockholder or underwriter or underwriters, if any, may request in order to facilitate the disposition of the securities being sold by the Stockholder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by the Stockholder covered by the registration statement and the underwriter or underwriters, if any, in connection with the offering and sale of the securities covered by the prospectus or any amendments or supplements thereto);
          (e) Notify such Stockholder, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in the light of the circumstances under which they were made) not misleading and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the investors of such securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
          (f) Provide a CUSIP number for all Registrable Securities no later than the effective date of the Registration and provide the applicable transfer agent and registrar for all such Registrable Securities with printed certificates representing the Registrable Securities that are in a form eligible for deposit with The Depositary Trust Company not later than the effective date of the registration statement;
          (g) Use its reasonable best efforts to cause all securities included in such registration statement to be listed, by the date of the first sale of securities pursuant to such registration statement, on any national securities exchange, quotation system or other market on which the Common Stock is then listed or proposed to be listed by the Company, if any, or, failing that, to arrange for at least two market makers to register as such with respect to such securities with the NASD;
          (h) Make generally available to its security holders an earnings statement, which need not be audited, satisfying the provisions of Section 11(a) of the 1933 Act as soon as reasonably practicable after the end of the twelve (12)-month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said twelve (12)-month period;
          (i) After the filing of a registration statement, (i) notify each Stockholder holding Registrable Securities covered by such registration statement of any stop order issued or, to the Company’s knowledge, threatened by the Commission and of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction, (ii) take all reasonable actions to obtain the withdrawal of any order suspending the effectiveness of the registration statement or the qualification of any Registrable Securities at the earliest possible moment, and (iii) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant, or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives, and independent accountants to supply all such information reasonably requested by any such seller, underwriter, attorney, accountant, or agent in connection with such registration statement;
          (j) In connection with the preparation and filing of each Registration, the Company shall give each holder of Registrable Securities included in such Registration, the underwriter(s) and their respective counsel, accountants and other representatives and agents the opportunity to participate in the preparation of each registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto and comparable statements under the securities or blue sky laws of any jurisdiction and give each of the foregoing Persons access to the books and records, pertinent corporate and business documents and properties of the Company and its subsidiaries and such opportunities to discuss the business and affairs of the Company and its subsidiaries with the respective directors, officers, employees, agents, representatives and the independent public accountants who have certified the Company’s consolidated financial statements, and supply all other information and respond to all other inquiries requested by such holders, underwriter(s), counsel, accountants and other representatives and agents as shall be necessary or appropriate, in the opinion of such holders or underwriter(s), to conduct a reasonable investigation within the meaning of the 1933 Act, and the Company shall not file any registration statement or amendment thereto or any prospectus or supplement thereto to which such holder or such underwriter(s) shall object;
          (k) Cause its employees to participate in “road shows” and other presentations as reasonably requested by the underwriters in connection with such Registration;
          (l) Deliver promptly to counsel representing the Stockholders selling Registrable Securities under such Registration and each underwriter, if any, participating in the offering of the Registrable Securities, copies of all correspondence between the Commission and the Company, its counsel or auditors, and all memoranda relating to discussions with the Commission or its staff with respect to such Registration; and
          (m) On or prior to the date on which the registration statement is declared effective, use its reasonable best efforts to (i) register or qualify, and cooperate with such underwriter or underwriters, if any, and their counsel in connection with the registration or qualification of, the securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as the managing underwriter or underwriters, if any, requests in writing, to use its reasonable best efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the Effectiveness Period and do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject, (ii) obtain a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters, which letter shall be addressed to the underwriters, and the Company shall use its reasonable best efforts to cause such cold comfort letter to also be addressed to the holders of such Registrable Securities, (iii) obtain an opinion from the Company’s outside counsel in customary form and covering such matters of the type customarily covered by such opinions, which opinion shall be addressed to the underwriters and the holders of such Registrable Securities, and (iv) enter into and perform its obligations under such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities included in the Request Notice, in the case of a Demand Registration, or the holders of a majority of the Registrable Securities being sold or the underwriters, if any, in the case of a Piggyback Registration, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split, combination of shares, recapitalization, or reorganization).
          The Stockholders, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 5.03, will forthwith discontinue disposition of the Registrable Securities until the Stockholders’ receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 5.03 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, each Stockholder will, or will request the managing underwriter or underwriters, if any, to, deliver, to the Company (at the Company’s sole expense) all copies, other than permanent file copies then in such Stockholder’s possession, of the prospectus covering such securities current at the time of receipt of such notice.
          No holder of Registrable Securities shall be required to make any representations or warranties to or agreements with the Company, other than representations and warranties regarding such holder, such holder’s ownership of and title to the Registrable Securities to be sold in such offering, and its intended method of distribution and any liability of any such holder under such underwriting agreement shall be limited to liability arising from breach of its representations and warranties therein and shall be limited to an amount equal to the net amount received by such holder from the sale of Registrable Securities pursuant to such registration statement.
          SECTION 5.04. Registration Expenses.
          (a) Subject to Section 5.02(c), in the case of any Registration, the Company shall bear all expenses incident to the Company’s performance of or compliance with Sections 5.01, 5.02 and 5.03 of this Agreement, including all Commission and stock exchange or National Association of Securities Dealers, Inc. registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including any underwriting discounts or commissions, or transfer taxes, if any, attributable to the sale of Registrable Securities by a selling Stockholder or fees and expenses of more than one counsel representing the Stockholders selling Registrable Securities under such Registration as set forth in Section 5.04(b) below).
          (b) In connection with each registration initiated hereunder (whether a Demand Registration or a Piggyback Registration), the Company shall reimburse the holders covered by such registration for the reasonable fees and disbursements of one law firm chosen by a majority of the number of shares of Registrable Securities included in the Request Notice, in the event of a Demand Registration, and, in the case of a Piggyback Registration, the holders of a majority of the number of shares of Registrable Securities included in such registration.
          SECTION 5.05. Indemnification.
          (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Stockholder, the underwriters selling such Stockholder’s Registrable Securities and their respective officers, directors, Affiliates and agents and each Person who controls (within the meaning of the 1933 Act or the 1934 Act) any of them, including any general partner or manager of any thereof, against all losses, claims, damages, liabilities and expenses (including reasonable out-of-pocket counsel fees and disbursements) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, in which such Stockholder participates in an offering of Registrable Securities or in any document incorporated by reference therein or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are made in reliance on and in conformity with any information with respect to such Stockholder furnished in writing to the Company by such Stockholder expressly for use therein.
          (b) Indemnification by the Stockholders. In connection with any registration statement in which a Stockholder is participating, each such Stockholder will furnish to the Company in writing such information and affidavits with respect to such Stockholder as the Company reasonably requests for use in connection with any registration statement or prospectus covering the Registrable Securities of such Stockholder and to the extent permitted by law agrees to indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls (within the meaning of the 1933 Act or the 1934 Act) the Company, against any losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements in the registration statement, prospectus or preliminary prospectus (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is made in reliance on and in conformity with the information or affidavit with respect to such Stockholder so furnished in writing by such Stockholder expressly for use in the registration statement or prospectus; provided, that the obligation to indemnify shall be several, not joint and several, among such Stockholders and the liability of each such Stockholder shall be in proportion to and limited to the net amount received by such Stockholder from the sale of Registrable Securities pursuant to such registration statement in accordance with the terms of this Agreement. The indemnity agreement contained in this Section 5.05(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such Stockholder. The Company and the holders of the Registrable Securities hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such holders, the only information furnished or to be furnished to the Company for use in any registration statement or prospectus relating to the Registrable Securities or in any amendment, supplement or preliminary materials associated therewith are statements specifically relating to (a) the beneficial ownership of shares of Stock by such holder and its Affiliates, (b) the name and address of such holder and (c) any additional information about such holder or the plan of distribution (other than for an underwritten offering) required by law or regulation to be disclosed in any such document.
          (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability hereunder with respect to the action, except to the extent that such indemnifying party is materially prejudiced by the failure to give such notice; provided, that any such failure shall not relieve the indemnifying party from any other liability which it may have to any other party or to such indemnified party other than pursuant to this Section 5.05. No indemnifying party in the defense of any such claim or litigation, shall, except with the consent of such indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.
          (d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) of this Section 5.05 is unavailable to an indemnified party as contemplated by the preceding paragraphs (a) and (b) of this Section 5.05 or is insufficient to hold such indemnified party harmless, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnified party and the indemnifying party, or (ii) if the allocation provided by the preceding clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the preceding clause (i) but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other hand shall be determined by reference to, among other things, whether the untrue or alleged omission to state a material fact relates to information supplied by the Company or by the sellers of Registrable Securities or other sellers participating in the registration statement and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of any such Stockholder be greater in amount than the amount of net proceeds received by such Stockholder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided in paragraph (b) of this Section 5.05 had been available.
          SECTION 5.06. Holdback Agreements.
          (a) Whenever the Company proposes to register any of its equity securities under the 1933 Act in an underwritten offering for its own account (other than on Form S-4 or S-8 or any similar successor form or another form used for a purpose similar to the intended use of such forms) or is required to use its reasonable efforts to effect the registration of any Registrable Securities under the 1933 Act pursuant to Section 5.01 or 5.02, each holder of Registrable Securities agrees by acquisition of such Registrable Securities not to effect any sale or distribution, including any sale pursuant to Rule 144 under the 1933 Act, or to request registration under Section 5.02 of any Registrable Securities for the time period reasonably requested by the managing underwriter for the underwritten offering; provided, that in no event shall such period exceed 180 days (the “Lock-up Period”) after the effective date of the registration statement relating to such registration, except (i) as part of such registration or (ii) in the case of a private sale or distribution, unless the transferee agrees in writing to be subject to this Section 5.06. If requested by such managing underwriter, each holder of Registrable Securities agrees to execute a holdback agreement, in customary form, consistent with the terms of this Section 5.06(a); provided, that the form of the lock-up shall be substantially identical as to each similarly situated Stockholder; provided, further, that if the Company releases any holder of Registrable Securities from such holdback agreement, it shall similarly release all other holders of Registrable Securities on a pro rata basis. Notwithstanding the foregoing, no Stockholder shall be subject to a Lock-up Period in excess of 180 days in any calendar year due to the registration of any Registrable Securities pursuant to Section 5.02.

          (b) The Company agrees not to effect any sale or distribution of any of its equity securities or securities convertible into or exchangeable or exercisable for any such equity securities within the Lock-up Period (except as part of such underwritten registration or pursuant to registrations on Form S-8, S-4 or any successor forms thereto), except that such restriction shall not prohibit any such sale or distribution after the effective date of the registration statement (i) pursuant to any stock option, warrant, stock purchase plan or agreement or other benefit plans approved by the Board to officers, directors or employees of the Company or its subsidiaries; (ii) pursuant to Section 4(2) of the 1933 Act or (iii) as consideration to any third party seller in connection with the bona fide acquisition by the Company or any subsidiary of the Company of the assets or securities of any Person in any transaction approved by the Board. In addition, upon the request of the managing underwriter, the Company shall use its reasonable best efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities whether outstanding on the date of this Agreement or issued at any time after the date of this Agreement (other than any such securities acquired in a public offering), to agree not to effect any such public sale or distribution of such securities during such period, except as part of any such registration if permitted, and to cause each such holder to enter into a similar agreement to such effect with the such managing underwriter. Notwithstanding the foregoing, the Company shall not be subject to a Lock-up Period in excess of 180 days in any calendar year due to the registration of any Registrable Securities pursuant to Section 5.02.
          SECTION 5.07. Participation in Registrations. No Stockholder may participate in any Registration hereunder which is underwritten unless such Stockholder (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements (provided, that such underwriting arrangements shall not limit any of such Stockholder’s rights under this Agreement), and (b) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements.
          SECTION 5.08. Co-Investors. The terms “Stockholder”, “Piggyback Holder” and “Demand Holder”, as used in Article V in the case of Ares, shall mean Ares and the Co-Investors as a group; provided, that for purposes of Section 5.05, each of Ares and the Co-Investors shall be treated as separate Stockholders.
          SECTION 5.09. Rule 144. After the Initial Public Offering, the Company shall file any reports required to be filed by it under the 1933 Act and the 1934 Act and the rules and regulations adopted by the Commission thereunder, and it will take such further action as any holder may reasonably request to enable such holder to sell Registrable Securities without registration under the 1933 Act as permitted by (i) Rules 144 and 144A and Regulation S under the 1933 Act, as such Rules may be amended from time to time, or (ii) any similar rules or regulation hereafter adopted by the Commission. Upon the request of a holder of Registrable Securities, the Company, at its own expense, will deliver to such holder: (x) a written statement as to whether it has complied with the requirements that would make the exemption provided by such Rule or Rules available to such holder (and such holder shall be entitled to rely on the accuracy of such written statement); (y) a copy of the most recent annual or quarterly report of the Company; and (z) such other reports and documents as such holder may reasonably request in order to avail itself of any rule or regulation of the Commission allowing it to sell Registrable Securities without registration.

ARTICLE VI.
MISCELLANEOUS
          SECTION 6.01. Notices. Except as otherwise specified herein, all notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand, messenger or facsimile transmission and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or in the relevant Joinder Agreement or such other address or facsimile number as such party may hereafter specify in writing in accordance with this Section 6.01; provided, that:
          (a) unless otherwise specified by Ares in a notice delivered by Ares in accordance with this Section 6.01, any notice required to be delivered to Ares shall be properly delivered if delivered to:
Ares Corporate Opportunities Fund II, L.P.
c/o Ares Management II, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA 90067
Facsimile:       (310) 201-4170
Attention:       David Kaplan
with a copy to
Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Facsimile:       (310) 557-2193
Attention:       Michael A. Woronoff, Esq.
          (b) unless otherwise specified by Teachers in a notice delivered by Teachers in accordance with this Section 6.01, any notice required to be delivered to Teachers shall be properly delivered if delivered to:
Ontario Teachers’ Pension Plan Board
5650 Yonge Street, 8th Floor
Toronto, ON M2M 4H5
Facsimile:       (416) 730-5082
Attention:       Lee Sienna
with a copy to:       (416) 730-3771
Attention:       Legal Department
with a copy to
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Facsimile:       (212) 909-6836
Attention:       Margaret Andrews Davenport
          (c) unless otherwise specified by the Company in a notice delivered by the Company in accordance with this Section 6.01, any notice required to be delivered to the Company shall be properly delivered if delivered to:

GNC Acquisition Holdings Inc.
c/o Ares Management LLC
1999 Avenue of the Stars
Los Angeles, California 90067
Facsimile:      (310) 201-4170
Attention:       David Kaplan
and
GNC Acquisition Holdings Inc.
c/o Ontario Teachers’ Pension Plan Board
5650 Yonge Street
Toronto, Ontario M2M 4H5
Facsimile:      (416) 730-5082
Attention:       Lee Sienna
with a copy to:       (416) 730-3771
Attention:      Legal Department
with a copy to
Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Facsimile:      (310) 557-2193
Attention:      Michael A. Woronoff, Esq.
          SECTION 6.02. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns, and the Co-Investors shall be bound by the provision in this Agreement pursuant to the terms of the Co-Investor Agreement. Except as set forth in Section 5.05, nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
          SECTION 6.03. Amendment. This Agreement may not be amended, restated, modified or supplemented in any respect and the observance of any term of this Agreement may not be waived except by a written instrument executed by Ares and Teachers and (i) to the extent (and only to the extent) any particular Stockholder’s or Stockholders’ rights hereunder are uniquely and adversely affected by such amendment, modification, supplement or waiver (other than any amendment, modification, supplement or waiver that affects the interests of the Minority Stockholders as a group, in which case clause (ii) shall apply), by such Stockholder or Stockholders, as applicable, or (ii) to the extent (and only to the extent) the interests of the Stockholders (other than Ares and Teachers and their respective Related Persons) (the “Minority Stockholders”) as a group are adversely affected by such amendment, modification, supplement or waiver, by a majority (based on the number of shares of Stock owned by each Minority Stockholder at the time of such amendment, modification, supplement or waiver) of the Minority Stockholders. No consent of any Minority Stockholder shall be required to the joinder of those Persons who become parties hereto by executing a Joinder Agreement or Co-Investor Joinder Agreement in accordance to the terms of this Agreement.
          SECTION 6.04. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or any Stockholder except as otherwise expressly stated hereunder or with the prior written consent of Ares and Teachers.

          SECTION 6.05. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of New York or in any New York state court located in New York county and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.
          SECTION 6.06. Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.
          SECTION 6.07. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          SECTION 6.08. Additional Securities Subject to Agreement. Except as otherwise determined by Ares and Teachers, all shares of Stock of the Company that any Stockholder hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a public offering) whether by merger, consolidation or otherwise (including shares of a surviving corporation into which the shares of Stock of the Company are exchanged in such transaction) will be subject to the provisions of this Agreement to the same extent as if held on the date of the Original Agreement.
          SECTION 6.09. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          SECTION 6.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
          SECTION 6.11. Termination of Certain Provisions. Other than the rights set forth in Section 4.06, the rights set forth in Article V and the provisions set forth in this Article VI, all rights and obligations under this Agreement will terminate and be of no force and effect upon the consummation of a Qualified Public Offering.
          SECTION 6.12. Waiver of Jury Trial. Each party to this Agreement, for itself and its Related Persons, hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of the parties hereto or their respective Related Persons pursuant to this Agreement or in the negotiation, administration, performance or enforcement of this Agreement.
          SECTION 6.13. Co-Investors. With respect to any rights or obligations of any Co-Investors under this Agreement, Ares shall be entitled to act on behalf of itself and the Co-Investors as a group; provided, that (i) Ares shall have no liability to any Person with respect to the failure of any Co-Investor to comply with the terms of this Agreement or the Co-Investors Agreement and (ii) no Co-Investor shall have any rights under this Agreement except as expressly set forth in the Co-Investors

Agreement. If at any time (i) Ares and its Affiliates shall cease to hold 15% of the Stock held by Ares on the date of the Original Agreement or (ii) Teachers and its Affiliates shall cease to hold at least 15% of the Stock held by Teachers on the date of the Original Agreement, each Co-Investor shall become a party to this Agreement by executing a Co-Investor Joinder Agreement, a form of which is attached as Exhibit C hereto (the “Co-Investor Joinder Agreement”), and deliver such executed Co-Investor Joinder Agreement to the Company at its address specified in Section 6.01 hereof. Upon such execution and delivery of the Co-Investor Joinder Agreement, such Co-Investor shall be a “Stockholder” for all purposes of this Agreement.
          SECTION 6.14. Capitalization. The parties hereto hereby agree to cooperate to ensure that Teachers shall not at any time hold more than 30% of the shares of the Company’s Class A Common Stock directly or indirectly in the aggregate, without reducing or otherwise adversely affecting any Stockholder’s economic interest in the Company or otherwise adversely affecting any Stockholder in any material manner.
          SECTION 6.15. Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including the Original Agreement) and constitutes (along with the exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

SCHEDULE A
Joseph Fortunato
Thomas Dowd
J. Kenneth Fox
Michael Locke
Reginald Steele
Joseph Weiss
Darryl Green
Lee Karayusuf
Anthony Phillips
Gerald Werner
Lawrence W. Haymon
Timothy Bentley
Anthony Kuniak
Joseph Szabo
Thomas Braemer
Joseph Bresse, Jr.
Vincent Cacace
Edward Deitrick
Ronald Hallock
Gilles Houde
Sharon Peek
James Terry
Phillip Sanders
Guru Ramanathan
Lisa Davis
Marilyn Renkey
David Jeroski
AW McSorley
Jeffrey Sieber
Shawn Cupples
Gerald Stubenhofer
Beth Kaplan

EXHIBIT A
FORM OF JOINDER AGREEMENT
          WHEREAS, simultaneously with the execution of this Agreement, the undersigned is acquiring [Common Stock (the “Common Stock”), par value $0.001 per share] of GNC Acquisition Holdings Inc., a Delaware corporation (the “Company”)], [and [Series A Cumulative Preferred Stock, par value $0.001 per share] of the Company, (the “Preferred Stock” and, together with the Common Stock], the “Stock”])] ; and
          WHEREAS, as a condition to the acquisition of the [Common][Preferred] Stock, the undersigned has agreed to join in a certain Amended and Restated Stockholders Agreement, dated as of February 12, 2008 (the “Stockholders Agreement”), among the Company and the Stockholders (as such term is defined in the Stockholders Agreement) party thereto; and
          WHEREAS, the undersigned understands that the execution of this Agreement is a condition precedent to the acquisition of the [Common][Preferred]Stock;
          NOW, THEREFORE, as an inducement to both the transferor of the [Common][Preferred] Stock and the other Stockholders to allow the Transfer (as such term is defined in the Stockholders Agreement) of the [Common][Preferred] Stock to the undersigned, the undersigned agrees as follows:
          1. The undersigned hereby joins in the Stockholders Agreement and agrees to be bound by the terms and provisions of the Stockholders Agreement as provided by the Stockholders Agreement as a Stockholder.
          2. The undersigned hereby agrees that the certificate or certificates to be issued to the undersigned representing the [Common][Preferred] Stock shall be legended as follows:
“The securities represented by represented by this Certificate have not been registered under the United States Securities Act of 1933, as amended (the “Act”), or applicable state securities laws and may not be offered, pledged, sold, assigned or otherwise transferred (“Transfer”) except pursuant to (i) an effective registration statement under the Act and applicable state securities laws or (ii) an applicable exemption from registration thereunder.

The securities represented by this certificate are also subject to the terms and conditions of an Amended and Restated Stockholders Agreement, dated as of February 12, 2008, as it may be amended from time to time by and among GNC Acquisition Holdings, Inc. and certain of its stockholders. The Amended and Restated Stockholders Agreement contains, among other things, (1) significant restrictions on the transfer of the securities of the Company and (2) certain rights of first offer, tag-along and drag-along rights and restrictions applicable to the securities. A copy of the Amended and Restated Stockholders Agreement is available upon request from the Company.”

A-1

          IN WITNESS WHEREOF, the undersigned has executed this Agreement this ___day of                                         , 20___.

Name:

Title:
Address:

A-2

EXHIBIT B
CONSENT OF SPOUSE
          I,                     , spouse of                     , have read and hereby approve the Amended and Restated Stockholders Agreement, dated as of February 12, 2008 (the “Stockholders Agreement”), among GNC Acquisition Holdings Inc. and the stockholders party thereto. I agree to be bound by the provisions of the Stockholders Agreement insofar as I may have any rights in said Stockholders Agreement or any shares of Stock (as such term is defined in the Stockholders Agreement) covered thereby under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the Stockholders Agreement.
          IN WITNESS WHEREOF, the undersigned has executed this Consent of Spouse this ___day of                                         , 20___.

Name:
Address:

B-1

EXHIBIT C
FORM OF CO-INVESTOR JOINDER AGREEMENT
          The undersigned, hereby agrees to be bound as a “Stockholder” by all of the terms and conditions of that certain Amended and Restated Stockholders Agreement, dated as of February 12, 2008, as the same may be amended from time to time in accordance with the provisions thereof (the “Stockholders Agreement”), by and among GNC Acquisition Holdings Inc., a Delaware corporation (the “Company”), and certain other stockholders of the Company named therein. The undersigned hereby acknowledges receipt of a copy of the Stockholders Agreement.
Dated as of

[CO-INVESTOR]

Name:
Title:

C-1